                                                                      EXHIBIT 99

                                   LIFEPOINT
                                HOSPITALS, INC.


CONTACT:   PENNY L. BRAKE
           DIRECTOR, FINANCE
           (615) 372-8532

                         LIFEPOINT HOSPITALS TO PRESENT
               AT RAYMOND JAMES & ASSOCIATES HEALTHCARE CONFERENCE

               ---------------------------------------------------

               COMPANY TO BROADCAST PRESENTATION OVER THE INTERNET

BRENTWOOD, Tennessee (September 28, 2001) - LifePoint Hospitals, Inc. (Nasdaq/NM: LPNT) today announced that it will participate in the Raymond James & Associates Healthcare Conference to be held October 1 and 2 in Nashville, Tennessee. Kenneth C. Donahey, chairman and chief executive officer of LifePoint Hospitals, will be discussing the Company's recent business developments and market opportunities.

         The Company also announced that a live broadcast of its conference presentation will be available on Monday, October 1, beginning at 10:10 a.m. Central Time. To access the broadcast, listeners should go to the investor relations portion of the Company's website, www.lifepointhospitals.com or http://customer.nvglb.com/raymondjames/health/ approximately 15 minutes prior to the event to register and download any necessary software, Microsoft Media Player or RealPlayer. In addition, you can preregister at any time prior to the broadcast. For those unable to listen to the live broadcast, a replay will be available for 30 days by accessing the address above.

         LifePoint Hospitals, Inc. operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 employees.

         The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians;
(iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; (vii) the potential adverse impact of government investigations and litigation involving the business practices of HCA (to the extent relating to periods prior to the Company's formation); and (viii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

         All references to "Company" and "LifePoint" as used throughout this document refer to LifePoint Hospitals, Inc. and its affiliates.

                                     -END-